EXHIBIT 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu
Media Contact:
Bill Jenkins
Grand Canyon Education, Inc.
602-639-6678
bjenkins@gcu.edu
GRAND CANYON EDUCATION, INC. REPORTS
SECOND QUARTER 2009 RESULTS
Grand Canyon Education’s Second Quarter Net Revenue up 71.8 Percent; Enrollment up 67.3 Percent;
Operating Margin up 15.7 Percent; Net Income up $5.9 Million
ARIZONA, August 3, 2009—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based post-secondary education services, today announced financial results for the three and six months ended June 30, 2009.
“It was the third consecutive quarter of outstanding performance for Grand Canyon University,” said Brian Mueller, Chief Executive Officer of Grand Canyon Education, Inc. “We are pleased with our results and feel very positive about executing on our long term strategy. As the global economy continues to change and evolve, students, both on campus and online, are finding Grand Canyon to be a reliable solution to their challenges,” he said.
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Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
For the three months ended June 30, 2009:
•	Net revenues increased 71.8% to $59.4 million for the second quarter of 2009, compared to $34.6 million for the second quarter of 2008.
•	At June 30, 2009 our enrollment was approximately 27,600, an increase of 67.3% from our enrollment of approximately 16,500 at June 30, 2008.
•
Operating income for the second quarter of 2009 was $9.9 million, as compared to $0.4 million for the same period in 2008. The operating margin for the second quarter 2009 was 16.8%, compared to 1.1% for the same period in 2008.

•	Adjusted EBITDA increased 489% to $12.5 million for the second quarter of 2009, compared to $2.1 million for the same period in 2008.
•	The tax rate in the second quarter of 2009 was 39.8% compared to 38.0% in the second quarter of 2008.
•	Net income was $5.8 million for the second quarter of 2009, compared to a net loss of $0.1 million for the same period in 2008.
•	Diluted net income per share was $0.13 for the second quarter of 2009, compared to diluted net loss per share of $0.02 for the same period in 2008.
For the six months ended June 30, 2009:
•	Net revenues increased 68.4% to $118.4 million, compared to $70.3 million for the same period in 2008.
•
Operating income for the six months ended June 30, 2009 was $22.0 million, an increase of 248% as compared to $6.3 million for the same period in 2008. The operating margin for the six months ended June 30, 2009 was 18.6%, compared to 9.0% for the same period in 2008.

•	Adjusted EBITDA increased 162% to $27.0 million for the six months ended June 30, 2009, compared to $10.3 million for the same period in 2008.

•	The tax rate in 2009 was 39.9% compared to 38.6% for the same period in 2008.
•	Net income increased 295% to $12.7 million for the six months ended June 30, 2009, compared to $3.2 million for the same period in 2008.
•	Diluted net income per share was $0.28 for the six months ended June 30, 2009, compared to $0.08 for the same period in 2008.
“Our strong earnings were the result of solid revenues, operating leverage and disciplined cost management,” said Daniel Bachus, the Company’s Chief Financial Officer. “The Company’s strong cash position and solid balance sheet provides Grand Canyon Education with considerable financial and strategic flexibility. We will continue to make investments in our technology infrastructure, marketing, recruiting, and student services in the second half of 2009. Based on these initiatives, we remain confident in our ability to achieve our goals and objectives for the year,” he said.
Balance Sheet and Cash Flow
As of June 30, 2009, the Company had cash and cash equivalents of $24.7 million compared to $35.2 million as of December 31, 2008 and restricted cash, cash equivalents and investments at June 30, 2009 and December 31, 2008 of $6.7 million and $5.6 million, respectively.
The Company generated $27.0 million in cash from operating activities in the first six months of 2009 compared to using $1.7 million in the same period of 2008. Cash used in investing activities and cash provided by financing activities during the first six months of 2009 are primarily the result of the acquisition by the Company on April 28, 2009 of the land and buildings that comprise its ground campus and 909,348 shares of its common stock from Spirit Master Funding, LLC and Spirit Management Company, respectively (collectively, “Spirit”) for an aggregate purchase price of $50 million. Prior to the acquisition, the Company had leased the land and buildings from Spirit, accounting for the land as an operating lease and the buildings and improvements as capital lease obligations. To finance a portion of the purchase, the Company entered into a loan agreement with a financial institution pursuant to which it received net proceeds of $25.5 million, all of which was used as part of the purchase price. Under the terms of the loan agreement, the

Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
Company will make principal payments in equal monthly installments of $143,000 plus accrued interest at 30 day LIBOR plus 3.5% (approximately 3.82% at June 30, 2009). All remaining unpaid principal is due on April 30, 2014. The loan agreement contains standard covenants, including covenants that, among other things, restrict the Company’s ability to incur additional debt or make certain investments, require the Company to maintain compliance with certain applicable regulatory standards, and require the Company to maintain a certain financial condition. Indebtedness under the loan agreement is secured by the land and buildings that comprise the Company’s ground campus. As of June 30, 2009, the Company is in compliance with its debt covenants. Included in cash used in investing activities is the allocated purchase amount for the campus land and buildings of $35.5 million. Included in cash provided by financing activities for the six months ended June 30, 2009 is the net proceeds of $25.5 million partially offset by the repurchase of the 909,348 shares of our common stock for an allocated purchase price of $14.5 million.
In addition, the Company spent $11.1 million in other capital expenditures including leasehold improvements and furniture and equipment for increased number of employees and internal use software development. Cash used by financing activity for the six months ended June 30, 2008 was $10.7 million primarily due to the settlement reached in April 2008 with the former owners.
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Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
Third Quarter 2009 Outlook
For the third quarter ending September 30, 2009, enrollment is expected to grow by 48.9% to 32,700 from 21,957 at September 30, 2008, and net revenues by 61.4% to $63.5 million from $39.3 million as compared to the third quarter of 2008. Diluted net income per share is expected to be $0.13 per share.
2009 Annual Outlook
For fiscal year 2009 we expect net revenues to be between $260.5 million and $262 million for the year ended December 31, 2009, and enrollment to be between 35,500 and 36,000 at December 31, 2009. The annual tax rate is anticipated to be approximately 40%. Diluted net income per share is expected to be between $0.66 and $0.67 per share.
Forward-Looking Statements
This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the results of the ongoing investigation by the Department of Educations’s Office of Inspector General and the pending qui tam action regarding the manner in which we have compensated our enrollment personnel, and possible remedial actions or other liability resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards; our ability to hire and train new, and develop and train existing, enrollment counselors; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
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Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
Conference Call
Grand Canyon Education, Inc. will discuss its second quarter 2009 results and 2009 outlook during a conference call scheduled for today, August 3, 2009 at 5:00 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 19381793 at 4:50 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.
A replay of the call will be available approximately two hours following the conclusion of the call through August 4, 2010, at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 19381793. It will also be archived at www.gcu.edu in the investor relations section for 60 days.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of online postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, and healthcare. In addition to its online programs, it offers programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 27,600 students were enrolled as of June 30, 2009. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.
*
Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
GRAND CANYON EDUCATION, INC.
Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except per share amounts)	2009	2008	2009	2008
	Unaudited
Net revenue	$59,400	$34,566	$118,364	$70,275
Costs and expenses:
Instructional costs and services	20,047	12,408	38,379	24,028
Selling and promotional, including $1,779 and $1,413 for the three months ended June 30, 2009 and 2008, respectively, and $3,391 and $2,925 for the six months ended June 30, 2009 and 2008, respectively, to related parties	20,631	14,887	40,301	27,473
General and administrative	8,688	6,419	17,521	10,960
Royalty to former owner	74	466	148	1,488

Total costs and expenses	49,440	34,180	96,349	63,949

Operating income	9,960	386	22,015	6,326
Interest expense	(420)	(694)	(1,087)	(1,507)
Interest income	121	179	229	432

Income (loss) before income taxes	9,661	(129)	21,157	5,251
Income tax expense (benefit)	3,846	(49)	8,439	2,027

Net income (loss)	5,815	(80)	12,718	3,224
Preferred dividends	—	(268)	—	(521)

Net income (loss) available to common stockholders	$5,815	$(348)	$12,718	$2,703

Net income (loss) per common share:
Basic	$0.13	$(0.02)	$0.28	$0.14

Diluted	$0.13	$(0.02)	$0.28	$0.08

Shares used in computing net income (loss) per common share:
Basic	44,846	19,142	45,159	19,089

Diluted	45,051	19,142	45,437	32,623

Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
GRAND CANYON EDUCATION, INC.
Adjusted EBITDA
Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that has been terminated as of April 15, 2008; (ii) management fees and expenses that are no longer paid; and (iii) share-based compensation. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Although we believe that equity-plan related compensation will be a key element of our employee relations and long-term incentives, we intend to exclude it as an expense when evaluating our core operating performance in any particular period. Accordingly, we have included share-based compensation expenses, along with management fees and expenses, royalty expenses to our former owner, and any other expenses and income that we do not consider reflective of our core operating performance, as an adjustment when calculating Adjusted EBITDA.
Our management uses Adjusted EBITDA:
•	in developing our internal budgets and strategic plan;

•	as a measurement of operating performance;

•	as a factor in evaluating the performance of our management for compensation purposes; and

•
in presentations to the members of our board of directors to enable our board to have the same measurement basis of operating performance as are used by management to compare our current operating results with corresponding prior periods and with the results of other companies in our industry.

Adjusted EBITDA is not a recognized measurement under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use Adjusted EBITDA in addition to, and not as an alternative for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity.
The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited, in thousands)
Net income (loss)	$5,815	$(80)	$12,718	$3,224
Plus: interest expense net of interest income	299	515	858	1,075
Plus: income tax expense (benefit)	3,846	(49)	8,439	2,027
Plus: depreciation and amortization	1,680	1,179	3,238	2,269

EBITDA	11,640	1,565	25,253	8,595

Plus: royalty to former owner	74	466	148	1,488
Plus: management fees and expenses	—	96	—	211
Plus: share-based compensation	813	—	1,577	—

Adjusted EBITDA	$12,527	$2,127	$26,978	$10,294

Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
GRAND CANYON EDUCATION, INC.
Balance Sheets

	June 30,	December 31,
(In thousands, except share data)	2009	2008
	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$24,742	$35,152
Restricted cash and cash equivalents	6,230	2,197
Accounts receivable, net of allowance for doubtful accounts of $7,110 and $6,356 at June 30, 2009 and December 31, 2008, respectively	10,612	9,442
Income taxes receivable	1,398	1,576
Deferred income taxes	3,087	2,603
Other current assets	2,330	2,629

Total current assets	48,399	53,599
Property and equipment, net	58,146	41,399
Restricted cash and investments (of which $0 and $2,928 is restricted at June 30, 2009 and December 31, 2008, respectively)	483	3,403
Prepaid royalties	7,677	8,043
Goodwill	2,941	2,941
Deferred income taxes	8,216	7,404
Other assets	644	201

Total assets	$126,506	$116,990

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$9,753	$5,770
Accrued liabilities	11,178	9,674
Income taxes payable	67	172
Deferred revenue and student deposits	20,183	14,262
Due to related parties	1,666	1,197
Current portion of capital lease obligations	801	1,125
Current portion of notes payable	2,108	357

Total current liabilities	45,756	32,557
Capital lease obligations, less current portion	1,212	29,384
Notes payable, less current portion and other	25,573	1,459

Total liabilities	72,541	63,400

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; 0 shares issued and outstanding at June 30, 2009 and December 31, 2008	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 44,576,417 and 45,465,160 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	446	455
Additional paid-in capital	52,469	64,808
Accumulated other comprehensive income	21	16
Accumulated earnings (deficit)	1,029	(11,689)

Total stockholders’ equity	53,965	53,590

Total liabilities and stockholders’ equity	$126,506	$116,990

Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
GRAND CANYON EDUCATION, INC.
Statements of Cash Flows

	Six Months Ended June 30,
(In thousands)	2009	2008
	(Unaudited)
Cash flows provided by (used in) operating activities:
Net income	$12,718	$3,224
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Share-based compensation	1,577	—
Excess tax benefits from share-based compensation	(9)	—
Provision for bad debts	6,587	4,052
Depreciation and amortization	3,386	2,269
Deferred income taxes	(1,296)	(186)
Other	(14)	(112)
Changes in assets and liabilities:
Accounts receivable	(7,757)	(3,868)
Prepaid expenses and other	333	(266)
Due to/from related parties	469	288
Accounts payable	2,942	619
Accrued liabilities	1,729	576
Income taxes receivable/payable	396	1,405
Deposit with former owner	—	3,000
Royalty payable to former owner	—	(7,428)
Prepaid royalties to former owner	—	(5,920)
Deferred revenue and student deposits	5,921	604

Net cash provided by (used in) operating activities	26,982	(1,743)

Cash flows used in investing activities:
Capital expenditures	(11,111)	(3,504)
Purchase of campus land and buildings	(35,505)	—
Change in restricted cash and cash equivalents	(1,108)	2,064
Purchases of investments	—	(2,499)
Proceeds from sale or maturity of investments	—	2,470

Net cash used in investing activities	(47,724)	(1,469)

Cash flows provided by (used in) financing activities:
Principal payments on notes payable and capital lease obligations	(976)	(719)
Proceeds from debt	25,547	—
Repurchase of common shares	(14,495)	—
Repayment on line of credit	—	(6,000)
Proceeds from related party payable on preferred stock	—	5,725
Repurchase of Institute Warrant	—	(6,000)
Repurchase of Institute Note Payable	—	(1,250)
Amount paid related to initial public offering	—	(2,484)
Excess tax benefits from share-based compensation	9	—
Net proceeds from exercise of stock options	247	—

Net cash provided by (used in) financing activities	10,332	(10,728)

Net decrease in cash and cash equivalents	(10,410)	(13,940)
Cash and cash equivalents, beginning of period	35,152	18,930

Cash and cash equivalents, end of period	$24,742	$4,990

Supplemental disclosure of cash flow information
Cash paid for interest	$1,276	$2,382
Cash paid for income taxes	$9,402	$762
Supplemental disclosure of non-cash investing and financing activities
Purchase of equipment through notes payable and capital lease obligations	$2,116	$760
Purchases of property and equipment included in accounts payable	$1,041	$479
Settlement of capital lease obligation	$30,020	$—
Tax benefit of Spirit warrant intangible	$314	$—
Value assigned to Blanchard shares	$—	$2,996
Assumption of future obligations under gift annuities	$—	$887
Accretion of dividends on Series C convertible preferred stock	$—	$521

Grand Canyon Education, Inc. Reports Second Quarter 2009 Results
The following is a summary of our student enrollment at June 30, 2009 and 2008 (which included less than 150 students pursuing non-degree certificates) by degree type and by instructional delivery method:

	June 30, 2009		June 30, 2008
	# of Students	% of Total	# of Students	% of Total
Master’s or doctoral degree (1)	13,841	50.1%	10,051	60.9%
Bachelor’s degree	13,781	49.9%	6,459	39.1%

Total	27,622	100.0%	16,510	100.0%

	June 30, 2009		June 30, 2008
	# of Students	% of Total	# of Students	% of Total
Online	26,234	95.0%	14,847	89.9%
Ground(2)	1,388	5.0%	1,663	10.1%

Total	27,622	100.0%	16,510	100.0%

(1)	Includes 228 students pursuing doctoral degrees at June 30, 2009.

(2)	Includes a small number of our traditional students that are taking courses during the summer, as well as our professional studies students.